Exhibit 10.9

BUILDING AND GROUND LEASE

THIS BUILDING AND GROUND LEASE (“Lease”) is executed by and between CenterPoint Properties Trust, a Maryland trust (“Lessor”), and Central Can Company, Inc., formerly known as Central Can Company Acquisition, Corp., a Delaware corporation (“Lessee”), as of this 6th day of September, 2007 (the “Commencement Date”).

RECITALS:

WHEREAS, there is (i) a parcel of land located on the west side of Kilbourn Avenue encompassing an area of approximately 10.46 acres and upon which is located various buildings, loading docks, surface parking facilities and related improvements and which has a commonly known street address of 3200 South Kilbourn Avenue, Chicago, Illinois and (ii) a second parcel of land located on 35th Place encompassing an area of approximately 8.29 acres and upon which is located a building, loading docks, surface parking facilities, railroad spurs and related improvements and which has a commonly known street address of 4400 West 35th Place in Chicago, Illinois (said parcels of land are legally described on “Exhibit A” attached hereto and made a part hereof) (said parcels of land shall be collectively referred to herein as “the Land”); and

WHEREAS, the foregoing buildings (individually, a “Building”, and collectively, the Buildings”), loading docks, parking facilities and other improvements located on the Land shall be collectively referred to herein as the “Improvements”, and the Land, the Improvements and all rights, privileges and easements appurtenant to Lessor’s interest in the Land and the Improvements, if any, including, without limitation, all of Lessor’s right, title and interest, if any, in and to all mineral and water rights and all easements, licenses, covenants and other rights of way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements, are hereinafter collectively referred to herein as the “Premises”; and

WHEREAS, the Premises are divided into three portions for the purposes of this Lease, consisting of (i) approximately 230,476 square feet of area in 3200 South Kilbourn as depicted on Exhibit “B-1” attached hereto (“Premises A”); (ii) approximately 16,944 square feet of area in 3200 South Kilbourn as depicted on Exhibit “B-2” attached hereto (“Premises B”); and (iii) approximately 75,672 square feet of area in 4400 West 35th Place (“Premises C”); and

WHEREAS, immediately prior to the execution of this Lease, Lessee was the owner of the Premises; and

WHEREAS, Lessee has sold and conveyed the Premises to Lessor, Lessee desires to lease the Premises from the Lessor and Lessor desires to lease the Premises to Lessee, all in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. Grant. The Lessor hereby demises and leases to Lessee, and Lessee hereby leases and accepts from Lessor, the Premises, subject to and in accordance with all terms and provisions contained herein.

2. Lease Term. The term of this Lease shall be for a period of time commencing on the Commencement Date, and continuing through and including September 30, 2022 (the “Initial Term”), unless sooner terminated or extended as provided in this Lease. The last day of the Initial Term, or the last day of the last Renewal Term (as said term is hereinafter defined), if a renewal option is exercised by Lessee in accordance with the terms of Paragraph 5 below, shall be referred to herein as the “Expiration Date”. The term “Lease Term” shall mean the Initial Term and any Renewal Term, if a renewal option is exercised by the Lessee in accordance with the terms of Paragraph 5 below.

3. Base Rent.

A. Lessee agrees to pay to Lessor, monthly in advance, without offset or deduction, base rent for the Initial Term as follows:

For Premises A:

DATES	PAYMENTS
	ANNUAL	MONTHLY
September 6, 2007 through
September 30, 2008	$712,000.00	$59,333.33
October 1, 2008 through
September 30, 2009	$726,240.00	$60,520.00
October 1, 2009 through
September 30, 2010	$740,765.00	$61,730.42
October 1, 2010 through
September 30, 2011	$755,580.00	$62,965.00
October 1, 2011 through
September 30, 2012	$770,692.00	$64,224.33
October 1, 2012 through
September 30, 2013	$786,106.00	$65,508.83
October 1, 2013 through

September 30, 2014	$801,828.00	$66,819.00
October 1, 2014 through
September 30, 2015	$817,864.00	$68,155.33
October 1, 2015 through
September 30, 2016	$834,221.00	$69,518.42
October 1 , 201 6 through
September 30, 2017	$850,906.00	$70,908.83
October 1, 2017 through
September 30, 2018	$867,924.00	$72,327.00
October 1, 2018 through
September 30, 2019	$885,283.00	$73,773.58
October 1, 2019 through
September 30, 2020	$902,988.00	$75,249.00
October 1, 2020 through
September 30, 2021	$921,048.00	$76,754.00
October 1, 2021 through
September 30, 2022	$939,469.00	$78,289.08

  For Premises B:

DATES	PAYMENTS
	ANNUAL	MONTHLY
September 6, 2007 through
September 30, 2008	$26,062.00	$2,171.83
October 1, 2008 through
September 30, 2009	$26,583.20	$2,215.26
October 1, 2009 through
September 30, 2010	$27,114.90	$2,259.57
October 1, 2010 through
September 30, 2011	$27,657.20	$2,304.76
October 1,2011 through
September 30, 2012	$28,210.30	$2,350.85
October 1, 2012 through
September 30, 2013	$28,774.60	$2,397.88
October 1, 2013 through
September 30, 2014	$29,350.00	$2,445.83
October 1, 2014 through

September 30, 2015	$29,937.00	$2,494.75
October 1, 2015 through
September 30, 2016	$30,535.80	$2,544.65
October 1, 2016 through
September 30, 2017	$31,146.50	$2,595.54
October 1 , 2017 through
September 30, 2018	$31,769.40	$2,647.45
October 1, 2018 through
September 30, 2019	$32,404.80	$2,700.40
October 1, 2019 through
September 30, 2020	$33,052.90	$2,754.40
October 1, 2020 through
September 30, 2021	$33,714.00	$2,809.50
October 1, 2021 through
September 30, 2022	$34,388.30	$2,865.69

  For Premises C:

DATES	PAYMENTS
	ANNUAL	MONTHLY
September 6, 2007 through
September 30, 2008	$321,413.00	$26,784.41
October 1, 2008 through
September 30, 2009	$327,841.00	$27,320.08
October 1, 2009 through
September 30, 2010	$334,398.00	$27,866.50
October 1, 2010 through
September 30, 2011	$341,086.00	$28,423.83
October 1, 2011 through
September 30, 2012	$347,908.00	$28,992.33
October 1, 2012 through
September 30, 2013	$354,866.00	$29,572.16
October 1, 2013 through
September 30, 2014	$361,963.00	$30,163.58
October 1, 2014 through
September 30, 2015	$369,203.00	$30,766.91
October 1, 2015 through
September 30, 2016	$376,587.00	$31,382.25

October 1, 2016 through
September 30, 201 7	$384,118.00	$32,009.83
October 1, 2017 through
September 30, 2018	$391,801.00	$32,650.08
October 1, 2018 through
September 30, 2019	$399,637.00	$33,303.08
October 1, 2019 through
September 30, 2020	$407,629.00	$33,969.08
October 1, 2020 through
September 30, 2021	$415,782.00	$34,648.50
October 1, 2021 through
September 30, 2022	$424,098.00	$35,341.50

The first installment of Base Rent for the Premises shall be paid on the Commencement Date, and monthly installments of Base Rent shall thereafter be made on or before the first day of each and every successive calendar month during the Lease Term. In addition thereto, Lessee shall pay all such other amounts as are herein described as “Additional Rent”, in the manner and at the times specified in this Lease. The term “Rent” when used in this Lease shall include all Base Rent and all charges described as Additional Rent.

B. All Base Rent shall be paid at 2023 Paysphere Circle, Chicago, IL 60674, or at such other place or to such other person as Lessor may direct by notice given as herein provided from time to time. In the event the Commencement Date is not the first day of a month or if the last day of the Lease Term is not the last day of a month, the Base Rent for said month or months, if applicable, shall be prorated on a per diem basis for said months.

C. All amounts of Base Rent and/or any other sums payable by Lessee to Lessor hereunder shall bear interest from and after the fifth (5th) day following the due date until paid at the rate of fifteen percent (15%) per annum or at the then maximum rate allowable by law, whichever is less (such rate shall be referred to herein as “Lease Interest Rate”).

4. Expenses, Taxes and Utility Costs.

A. This Lease shall be deemed and construed as a “net lease”, and Lessee agrees to pay, in addition to Base Rent, all costs and expenses of every kind and nature whatsoever, ordinary and extraordinary, arising out of or in connection with the maintenance, repair, insuring, operation, replacement, use and occupancy of the Premises during the Lease Term, which, except for the execution and delivery hereof, would otherwise have been payable by Lessor, (said costs and expenses are hereinafter collectively referred to as the “Expenses”). Lessee shall pay all Expenses prior to their due date and, upon the request of Lessor, shall provide evidence of payment to Lessor. Lessee shall defend, indemnify and hold harmless Lessor, and any agent, beneficiary, director, board member, officer, employee, parent, partner, shareholder and trustee of Lessor, together with their representatives, successors and assigns

(each an “Indemnified Party”) harmless from and against any and all liabilities, suits, judgments, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees (hereinafter collectively referred to as the “Indemnified Claims”) which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of Lessee’s failure to pay any and all Expenses.

B. Lessee further agrees to pay all real estate taxes, special assessments and any other assessments levied or imposed by any governmental entity affecting all or any portion of the Premises, water rents, rates and charges, sewer rents and charges, excise or similar taxes levied upon rentals payable hereunder and each and every installment thereof, which shall during the Lease Term be levied, assessed, imposed, or become liens upon, or arising in connection with the use, occupancy or possession of, or be payable as a result of, or for the Premises or any part thereof (said taxes and assessments are hereinafter collectively referred to as the “Taxes”). Lessee shall pay all Taxes prior to their due date and shall provide evidence of payment to Lessor from the appropriate taxing authority in the form of a receipt within thirty (30) days after the date any Taxes would become delinquent. Lessee shall defend, indemnify and hold each Indemnified Party harmless from and against all Indemnified Claims which may be imposed upon or incurred by or asserted against any Indemnified Party or the Premises by reason of Lessee’s failure to pay any and all Taxes. The amount of Taxes attributable to a calendar year shall be the amount assessed for any such calendar year, even though the assessment for such Taxes may be payable in a different calendar year. Nothing contained herein shall require Lessee to pay any inheritance, estate, gift, franchise, corporation or income tax that is or may be imposed on Lessor.

C. Lessee further agrees to pay, directly to the appropriate supplier and prior to their due date, all costs of natural gas, electricity, heat, light, power, sewer service, telephone, water, refuse disposal and any other utilities and services supplied to the Premises (said costs are hereinafter collectively referred to as the “Utility Costs”). Upon the request of Lessor, Lessee shall provide evidence of payment to Lessor. Lessor shall in no way be liable or responsible for any loss, damage, or expense that Lessee may sustain or incur by reason of any change, failure, interference, disruption, defect, unavailability or unsuitability in the supply or character of the energy furnished to the Premises, and no such change, failure, interference, disruption, defect, unavailability or unsuitability shall relieve Lessee from any of its obligations under this Lease.

D. All Expenses, Taxes and Utility Costs, together with all interest and penalties that may accrue thereon in the event of Lessee’s failure to pay the same as herein or otherwise provided, all other costs, expenses, losses, and damages which Lessor may suffer or incur, and any and all other sums which may become due by reason of any default of Lessee or failure on Lessee’s part to perform or comply with the agreements, terms, covenants and conditions of this Lease on Lessee’s part to be performed or complied with, and each or any of them, shall be and be deemed to be “Additional Rent” and in the event of the non payment thereof, Lessor (in addition to and not in limitation of its other rights, remedies and privileges) shall have all of the rights, remedies and privileges in respect thereof as are herein or otherwise provided in the case of the non payment of rent as due pursuant hereto.

E. The Lessee shall have the right during the Lease Term to contest all real estate taxes and the assessed valuation for the Premises at the sole cost and expense of Lessee. Said right shall be subject to the following conditions: i. photocopies of all correspondence, complaints, appeals, supporting documents and decisions with respect to such contests shall be promptly provided by Lessee to Lessor; ii. the attorney or law firm utilized by Lessee shall be subject to the approval of Lessor and which approval shall not be unreasonably withheld or delayed; and iii. in the event Lessee shall not exercise its right, Lessee shall promptly notify Lessor of its decision not to contest so that Lessor shall have the right to contest such real estate taxes or assessed valuation in a timely manner. In the event Lessee elects not to exercise its right as set forth in the immediately preceding sentence for any given real estate tax year, Lessee shall provide written notification thereof to Lessor. In such an event, Lessor shall have the right to contest such real estate taxes or assessed valuation. In the event there may be any real estate tax refund allocable to any period of time prior to the Lease Term or allocable to any real estate taxes due and payable or accruing during the Lease Term, and provided that at the time such refund is issued, Lessee is not in default under this Lease, such refund shall be payable to Lessee. In the event such refund may be payable by Cook County or other governmental entity, Lessor shall reasonably cooperate with Lessee in securing such refund due and payable to Lessee. In the event Lessee may receive any notice of real estate tax bill, notice of adjustment in assessed valuation or any notice of real estate tax refund directly from Cook County for the Premises any time during the Lease Term, a photocopy thereof shall be promptly forwarded by Lessee to Lessor. It is intended that the Lessee shall continue to be the assessee as identified in the records of Cook County. In the event Lessor may receive any real estate tax bill, notice of adjustment in assessed valuation or any notice of real estate tax refund directly from Cook County, a copy thereof shall be promptly provided by Lessor to Lessee. For purposes of contesting Taxes, any valuation by Lessee of the personal property in the Premises shall be subject to Lessor’s approval, which shall not be unreasonably withheld.

F. The provisions of this Paragraph 4 shall survive the termination of this Lease.

G. On the 5th day of July, 2007, Lessor and Lessee entered into a certain Agreement of Purchase and Sale for the sale and conveyance of the Premises by Lessee to Lessor (“Sales Contract”). Pursuant to the terms of the Sales Contract, at the closing, Lessor received a credit in the amount of $183,686.67 for the second installment of the 2006 real estate taxes and received a credit in the amount of $229,478.71 for the 2007 real estate taxes applicable to the period commencing January 1, 2007 through the closing. Notwithstanding anything to the contrary contained in this Lease, (i) Lessor agrees to pay said tax bill prior to the date that the taxes become delinquent, and upon written request of Lessee, to provide evidence of said payment to Lessee, and (b) Lessor agrees to pay said tax bill prior to the date that the taxes become delinquent, and upon written request of Lessee, to provide evidence of said payment to Lessee.

H. Lessee acknowledges that certain general real estate taxes will accrue during the last 1 or 2 years of the Lease Term, but will not be due and payable until after the Expiration Date (such real estate taxes are hereinafter referred to as the “Post Term Taxes”).

Approximately 12 months prior to the Expiration Date, Lessor and Lessee shall calculate the estimated Post Term Taxes, and Lessee shall pay to Lessor the estimated amount of the Post Term Taxes (“Estimated Amount”). The Estimated Amount shall be held by Lessor until the Post Term Taxes, or any portion thereof, are due and payable, and shall be used by Lessor to pay the Post Term Taxes, or the applicable portion thereof. When each of the final real estate tax bill(s) for the Post Term Taxes are issued, Lessor and Lessee agree to reprorate the Estimated Amount based upon the actual real estate tax bill(s). In the event the Post Term Taxes are greater than the Estimated Amount, Lessee shall pay the difference to Lessor. In the event the Post Term Taxes are less than the Estimated Amount, Lessor shall pay the difference to Lessee. The duties and obligations of Lessor and Lessee as set forth in this Paragraph 4.H shall survive termination of this Lease.

5. Options to Renew. Subject to the following notice requirements and provided that at the time of such notice and on the first day of the applicable Renewal Term Lessee is not in default under the terms of this Lease, Lessor hereby grants to Lessee the option to renew the term of this Lease for four (4) additional periods of five (5) years each pursuant to the same terms and conditions as set forth in this Lease, except for the amount of the Base Rent, which shall be calculated as set forth below. Each of the five (5) year renewal terms described in this Paragraph 5 shall be referred to herein as a “Renewal Term”. The Lessee shall have the right to exercise the options to renew as set forth in this Paragraph 5 by providing written notification thereof to Lessor at any time after the Commencement Date but not less than twelve (12) months prior to the last day of the Initial Term or the current Renewal Term, as applicable. Lessee shall have no right to exercise the right to renew as set forth in this Paragraph 5 in the event Lessee fails to satisfy any term or provision contained in this Agreement which is not cured within any applicable grace period. In the event Lessee does not exercise its option to renew in accordance with the provisions of this Paragraph 5, the right of the Lessee to renew the Lease Term thereafter shall cease and terminate.

Base Rent for each Renewal Term shall be determined upon expiration of the Initial Term and the prior Renewal Term, as applicable, and shall be equal to one hundred two percent (102%) of the Base Rent for the previous twelve (12) month period and Base Rent shall increase on each annual anniversary of the commencement of the applicable Renewal Term to an amount equal to one hundred two percent (102%) of the Base Rent for the immediately preceding twelve (12) month period.

6. Permitted Uses. Lessee shall have the right to use and occupy the Premises for those activities of the Lessee which Lessee currently engages in at the Premises together with any new or other business or activities which Lessee may undertake, provided that such current or new business or activities do not violate any laws or ordinances of any “Governmental Authorities”. As used herein, “Governmental Authorities” shall mean all federal, county, municipal and local governments, and all departments, agencies, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Premises. The uses and activities as described in this Paragraph 6 shall be referred to herein as “Permitted Uses”.

7. Maintenance, Repair and Replacement of Premises. Lessee assumes full and sole responsibility for the condition, operation, repair, replacement and maintenance of the Premises, including without limitation, any spur tracks or rail tracks located on or servicing the Premises (or shall pay the costs to the railroad to maintain the same). Lessee agrees, at Lessee’ sole cost and expense, to take good care of the Premises and keep same and all parts thereof, together with any and all alterations and additions thereto, in good order, condition and repair, suffering no waste or injury. Lessee shall, at its sole cost and expenses, promptly perform all maintenance and make all necessary repairs and replacements, ordinary as well as extraordinary, foreseen as well as unforeseen, in and to any equipment now or hereafter located in the Premises, including, without limitation, water, sewer, gas, hvac and electricity connections, pipes, mains and all other fixtures, machinery, apparatus, equipment, overhead cranes and appurtenances now or hereafter belonging to, connected with or used in conjunction with the Premises. Without limiting the foregoing, Lessee shall perform the roof repairs described on “Exhibit E” attached hereto and made a part hereof within the time periods set forth therein. In the event that Lessee fails to complete such roof repairs within such time periods, Lessor may exercise any and all rights and remedies set forth herein, including without limitation, the rights described in Paragraph l1d below. All such repairs and replacement required by this Paragraph 7 shall be of first class quality and sufficient for the proper maintenance and operations of the Premises. Lessee shall keep and maintain the Premises safe, secure and clean, specifically including, but not by way of limitation, removal of waste and refuse matter. Lessee shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part, or prevent the procurement of any insurance policies which may, at any time, be required under the provisions of this Lease. Lessee shall not obstruct or permit the obstruction of any parking area, adjoining street or sidewalk.

To the extent of a fire or other casualty, as described in Paragraph 18, the terms of this Paragraph 7 are subject to the terms of Paragraph 18 below. Lessee, at its own cost and expense, shall also promptly comply with any and all requirements of any (i) Governmental Authorities, and/or (ii) documents recorded with the Cook County Recorder of Deeds (the “Recorder’s Office”), or agreements that Lessor has knowledge of whether recorded or not, that are otherwise deemed to be the obligations of Lessor as the owner of the Premises affecting the Premises or any part thereof, irrespective of the costs to be paid or the nature of the work required to be done, extraordinary as well as ordinary, whether or not the same involves or requires any structural changes or additions in or to the Buildings and irrespective of whether or not such changes or additions shall be required on account of any particular use to which the Premises or any part thereof are being put.

Lessee acknowledges that Lessor shall have no obligations whatsoever for the condition, operation, repair, alteration, improvement, replacement, insuring, and maintenance of the Premises. Lessee further agrees to accept the Premises in an absolutely “as is” condition, and Lessee acknowledges that Lessor, its agents, attorneys, representatives and employees, have not and do not make any representations or warranties, express or implied, to Lessee regarding the Premises.

8. Lessor’s Title. Lessor’s title is and shall always be paramount to the title of Lessee and nothing herein contained shall empower Lessee to do any act which may encumber such title.

9. Financial Statements. Lessee agrees to timely provide financial information as requested by Lessor, including, but not limited to, annual audited financial statements within one hundred and twenty (120) days after the end of each fiscal year of Lessee and any other financial information reasonably requested by Lessee (collectively, the “Financial Information”). Lessee agrees that Lessor may deliver the Financial Information to any lender, prospective lender or prospective purchaser of the Premises. Lessee further agrees that the Financial Information submitted by it to Lessor, whenever furnished to Lessor and whether or not requested by Lessor, are material inducements to the execution by Lessor of this Lease. Lessee represents and warrants that such Financial Information is, and all Financial Information whenever furnished to Lessor and whether or not requested by Lessor, are true, correct and complete in all material respects and fairly presents the financial condition of Lessee for the respective periods covered thereby, and since the date thereof, there has been no material adverse change in any such financial condition or operations of the Lessee; provided, that any Financial Information which is in addition to the audited financial statements shall be unaudited and all of Lessee’s representations and warranties regarding such unaudited Financial Information are made to the best of Lessee’s knowledge. Lessee hereby authorizes Lessor to make credit inquiries with Lessee’s bank(s) and trade references from time to time during the Lease Term, and Lessee agrees to provide Lessor with current references upon Lessor’s request and to authorize such references to release credit information to Lessee.

10. Covenants Against Liens. Lessee has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Lessee, operation of law or otherwise, to attach to or be placed upon Lessor’s title or interest in the Premises, and any and all liens and encumbrances created by Lessee shall attach to Lessee’s interest only. Lessee covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Lessee or the Premises, and, in case of any such lien attaching, or claim thereof being asserted, Lessee covenants and agrees to cause it to be immediately released and removed of record. In the event that such lien is not immediately released and removed, Lessor, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Lessee shall promptly upon notice reimburse Lessor for all sums, costs and expenses (including reasonable attorney’s fees) incurred by Lessor in connection with such lien. Lessee shall defend, indemnify and hold Lessor harmless from and against any claims made by any contractors, laborers and materialmen furnishing and performing labor and material for the benefit of Lessee.

11. Rights Reserved to Lessor. Lessor shall have the following rights exercisable without notice and without liability to Lessee for damage or injury to property, person or business (all claims for damage being hereby released by Lessee), and without effecting an eviction or disturbance of Lessee’s use or possession or giving rise to any claim for set offs or abatement of rent:

a.	To enter upon the Premises to make inspections, repairs, alterations or additions in or to the Premises in the event of an emergency, or to exhibit the Premises to prospective lessees, purchasers or others, at reasonable hours and to perform any acts related to the safety, protection, preservation, reletting, sale or improvement of the Premises;

b.	To enter upon the Premises to perform inspections and tests of the Premises and to perform such other analyses, inquiries and investigations as Lessor shall deem necessary or appropriate, provided, however, that in no event shall such inspections or tests unreasonably disrupt or disturb the on-going operation of the Premises;

c.	Subject to the other terms of this Lease, to do or permit to be done any work in or about the Premises or the Buildings, so long as any such work does not unreasonably disrupt Lessee’s use of the Premises; and

d.	In the event Lessee shall fail to perform any of its obligations hereunder, Lessor may (but shall not obligated to do), and without waiving or releasing Lessee from any obligation of Lessee hereunder, make any payment or perform any other act which Lessee is obligated to make or perform under this Lease. All sums so paid and all liabilities so incurred by Lessor, together with interest thereon at the Lease Interest Rate, shall be payable to Lessor upon demand as Additional Rent.

Under no circumstance shall any of the rights of the Lessor as set forth in this Paragraph 11 be interpreted to impose any obligation upon Lessor to exercise any of the rights set forth in this Paragraph 11.

12. Assignments or Other Transfers. The Lessee shall not assign, sell, transfer, or convey any of its interests under this Lease without the prior written consent of the Lessor, which consent shall not be unreasonably withheld. No assignment shall relieve Lessee of its obligations hereunder, and Lessee shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment had been made.

13. Subleases. Subject to the provisions of this Paragraph 13, Lessee shall not sublease any portion of the Premises unless Lessee obtains the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessee shall have the right to sublet up to fifty percent (50%) of the net square footage of the Premises to a “Credit Worthy” subtenant, upon notice to, but without the consent of, Lessor. As used herein, “Credit Worthy” shall mean an individual or entity having a net worth equal to or greater than Lessee. No subletting shall relieve Lessee of its obligations hereunder, and Lessee shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no sublease had been made. In the event of a sublease executed by the Lessee, such sublease shall contain a provision whereby in the event of a termination of this Lease, Lessor shall have the right to terminate said sublease, in which event all rights and interests of the subtenant shall automatically cease and terminate.

14. Compliance with Laws. Lessee, at its sole expense, shall comply with all laws, orders and regulations of all Governmental Authorities with respect to the Premises or the use or occupation thereof. Lessee shall not do or permit to be done any act in, on or about the Premises or store anything therein which: (i) will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated; or, (ii) is not a Permitted Use.

15. Insurance.

A. Lessee, at its sole cost and expense, shall throughout the entire Lease Term, keep the Improvements insured against loss or damage by fire, lightning and risks covered by the so-called “all perils” endorsement (including, without limitation, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke) in amounts equal to the full replacement value of the Improvements, plus the cost of debris removal, with full replacement cost endorsement.

B. Lessee shall purchase and maintain insurance during the entire Lease Term for the benefit of Lessee and Lessor (as their interests may appear) with terms, coverages and in companies satisfactory to Lessor and with such increases in limits as Lessor may from time to time reasonably request, but initially Lessee shall maintain the following coverages in the following amounts:

(i)	Comprehensive General Liability Insurance naming Lessee and Lessor, covering any liability for bodily injury, personal injury and property damage arising out of Lessee’s operations, assumed liabilities or use of the Premises, for limits of liability not less than $2,000,000 each occurrence and $5,000,000 annual aggregate;

(ii)	Physical Damage Insurance covering all improvements, additions, fixtures, office furniture, trade fixtures, office equipment, merchandise and all other items of Lessee’s property on the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis or equivalent, for the full replacement cost value of the covered items and in amounts that meet any coinsurance clause of the policies of insurance; and

(iii)	Workers’ compensation insurance.

C. All insurance provided for in this Lease shall be effected under valid and enforceable policies, in such forms and, where not expressly provided for above, in such amounts, as may from time to time be satisfactory to Lessor, issued by financially sound and responsible insurance companies authorized to do business in Illinois and which have a rating by A.M. Best of A-VIII or better. On or before the Commencement Date, and thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies (or, in the case of liability insurance, certificates of the insurers in form reasonably satisfactory to Lessor), Lessee shall deliver to Lessor photocopies of all policies of insurance and original certificates thereof.

D. Neither Lessee nor Lessor shall obtain separate insurance concurrent in form or contributing in the event of loss with that required to be furnished by, or which may be reasonably required to be furnished by, Lessee.

E. All policies of insurance shall name Lessor and Lessee as the insureds or additional insureds, as their respective interests may appear. To the extent required by any mortgage, such policies shall name the mortgagee as an additional insured.

F. All policies of insurance provided for in this Paragraph 15 shall contain clauses or endorsements to the effect:

ii.	That no act or negligence of Lessee, or anyone acting for Lessee, or of any sublessees or occupant of the Premises or any use of the Premises for purposes more hazardous than permitted by the terms of the policies which might otherwise result in a forfeiture of such insurance or any part thereof shall in any way affect the validity or enforceability of such insurance as against Lessor;

iii.	That such policies shall not be canceled or the coverages thereof discontinued at limits less than those required by this Lease without at least thirty (30) days prior written notice to Lessor; and

iv.	That Lessor shall not be liable for any premiums thereon or subject to any assessments thereunder.

G. At all times when any Lessee’s alterations are in the process of being made in or about the Premises in accordance with the provisions of this Lease, Lessee shall maintain or cause to be maintained adequate insurance covering all persons employed on or in connection with such alterations, and Lessee shall, on demand, deliver to Lessor certificates of such insurance.

H. Lessor and Lessee further agree as follows: (i) any and all deductibles on referenced insurance coverages shall be borne by Lessee; (ii) Lessee expressly understands and agrees that any insurance maintained by Lessor shall apply in excess of and not contribute with insurance provided by the Lessee under the Lease; and (iii) all insurance companies shall have a Best rating of not less than A/VII, or an equivalent rating in the event Best ceases to exist or provide a rating. Lessee shall have the right, but not the obligation, to procure insurance in excess of the requirements set forth in this Lease.

I. Lessor and Lessee agree to have all property insurance which may be carried by either of them endorsed to provide that the insurer waives all rights of subrogation which such insurer might have against the other party and Lessor’s mortgagee, if any. Without limiting any release or waiver of liability or recovery contained in any other paragraph of this Lease, but rather in confirmation and furtherance thereof, Lessor waives all claims for recovery from Lessee, and Lessee waives all claims for recovery from Lessor, and their respective agents, partners and employees, for any loss or damage to any of its property insured undervalued and collectible insurance policies, to the extent that any recovery collectible under such insurance policies.

16. Waiver of Certain Claims and Indemnification. Lessee waives and releases all claims by it against Lessor, its officers, directors, agents, employees and servants, in respect of, and Lessor, its officers, directors, agents, employees and servants shall not be liable for injury to person or damage to property occurring in or about the Premises and sustained by Lessee or by any occupant of the Premises or by any other person except in the event of its negligence or the willful misconduct of Lessor, its officers, directors, agents, employees, or servants. All property in the Premises belonging to Lessee, or to its employees, agents or invitees, or to any occupant of the Premises, shall be there at the risk of Lessee and such other person owning the same, and Lessor shall not be liable for the theft, misappropriation or loss thereof. Lessee agrees to and shall hold harmless and indemnify, protect and defend Lessor, its officers, directors, members, managers, agents, employees and servants against claims and liability for injuries to all persons and for the damage to, or the theft, misappropriation or loss of all property, arising out of the use of the Premises or the acts or omissions of Lessee or of its employees, agents, guests or invitees

17. Alterations. Subject to the provisions of this Paragraph 17, Lessee shall not make any alterations, additions or improvements to the Premises or any portion thereof (“Alterations”) without, in each instance, the prior written consent of Lessor. Notwithstanding the foregoing, Lessee shall have the right, upon notice to, but without the consent of Lessor, to make any Alterations where same are non-structural, do not require openings on the roofs or exterior walls of the Buildings, do not affect any Building system, and the cost of same does not exceed $250,000.00 in the aggregate in any twelve (12) month period. Any Alterations by Lessee hereunder shall be done in a good and workmanlike manner in compliance with any applicable governmental laws, statutes, ordinances and regulations. Before commencing any Alterations requiring Lessor’s consent: (i) plans and specifications therefore, prepared by a licensed architect, shall be submitted to and approved by Lessor (such approval shall not be unreasonably withheld or delayed); (ii) Lessee shall furnish to Lessor an estimate of the cost of the proposed work, certified by the architect who prepared such plans and specifications; (iii) all contracts for any proposed work shall be submitted to and approved by Lessor; (iv) Lessee shall furnish Lessor with a satisfactory certificate or certificates from an insurance company acceptable to Lessor reflecting insurance coverage reasonably acceptable to Lessor; and (v) Lessee shall either furnish to Lessor a bond in form and substance satisfactory to Lessor, or such other security reasonably satisfactory to Lessor to insure payment for the completion of all work free and clear of liens. Upon completion of any Alterations, Lessee shall furnish Lessor with copies of all plans received by Lessee in connection with the Alterations. The terms of this Paragraph 17 shall not be applicable to work performed by Lessee for purposes of maintaining the Buildings or other improvements. (All Alterations which are expressly authorized pursuant to the terms of this Paragraph 17 or for which Lessor has issued its written consent shall be referred to herein as “Approved Alterations”.)

At Lessor’s option, at the termination of this Lease, (i) all Alterations shall become the property of Lessor and shall remain upon and be surrendered with the Premises as a part thereof at the termination of this Lease; or (ii) any or all of the Alterations, other than Approved

Alterations, must be removed by Lessee, and the Premises must be restored to its original condition.

18. Destruction by Fire or Other Casualty.

A. Notice of Insurance Loss and Adjustment of Claims. In case of loss or damage by fire or other casualty, Lessee shall give immediate written notice thereof to the insurance carrier(s) and to Lessor. Lessor is authorized and empowered to make or file proofs of loss or damage (in each case only so long as that loss or damage is equal to or greater than $50,000.00) and to settle and adjust any claim under insurance policies which insure against those risks, or to direct Lessee, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to that loss. The proceeds of any insurance claim shall be paid to Lessor and applied as set forth herein.

B. Application of Proceeds and Awards. Provided no Event of Default then exists hereunder, the net insurance proceeds (the “Net Proceeds”) (after deducting only Lessor’s reasonable costs and expenses, if any and including reasonable attorney fees, in collecting the same) shall be made available for the restoration or repair of the Improvements if, in Lessor’s reasonable judgment (a) restoration or repair and the continued operation of the Improvements is economically feasible, (b) the loss does not occur in the 12-month period preceding the Date and Lessor’s independent consultant certifies that the restoration of the Improvements can be completed at least 90 days prior to the Expiration Date, and (c) Lessee deposits with Lessor an amount, in cash, which Lessor, in its sole discretion, determines is necessary, in addition to the Net Proceeds, to pay in full the cost of the restoration or repair (including the cost to carry the Property and make all required payments under this Lease during the period of restoration or repair). Notwithstanding the foregoing, it shall be a condition precedent to any disbursement of insurance proceeds held by Lessor hereunder that Lessor shall have approved (X) all plans and specifications for any proposed repair or restoration, (Y) the construction schedule and (Z) the architect’s and general contractor’s contract for all restoration that exceeds $50,000.00 in the aggregate. Lessor may establish other reasonable, customary and standard conditions that may be necessary to assure that the work is fully completed in a good and workmanlike manner free of all liens or claims by reason thereof. Lessee’s deposits made pursuant to this subparagraph shall be used before the Net Proceeds for that restoration or repair. If the Net Proceeds are made available for restoration or repair, that work shall be completed by Lessee in an expeditious and diligent fashion, and in compliance with all applicable laws, rules and regulations.

C. At Lessor’s option, the Net Proceeds shall be disbursed pursuant to a construction escrow acceptable to Lessor. If following the final payments for the completion of the restoration or repair there are any Net Proceeds remaining, those Net Proceeds shall be paid to Lessee. If an Event of Default then exists, or any of the conditions set forth in clauses (a) through (c) of this subparagraph have not been met or satisfied, at Lessor’s option, Lessor may terminate this Lease and retain the Net Proceeds.

19. Condemnation.

A. If at any time during the Lease Term, all of the Premises shall be taken or condemned by any Governmental Authority, then this Lease shall cease and terminate as of the date upon which title shall vest in such Authority, subject to the provisions of Paragraph 4B, which shall survive termination of this Lease.

B. If such taking or condemnation shall be of less than all of the Premises but shall be “substantial” (as hereinafter defined), then the Lessee may, by notice given to Lessor no later than one hundred and sixty (160) days after the date upon which title shall vest in such Governmental Authority, terminate this Lease as of the date of said notice. The taking or condemnation shall be deemed “substantial”, for purposes of this Paragraph 19 if the taking or condemnation renders economically unfeasible the operation of the portion of the Premises not taken or condemned. In the event of such termination, all Rent shall be apportioned as of the date of termination.

C. If a portion of the Premises shall be lawfully taken or condemned, and this Lease shall not be terminated in accordance with the provisions of this Paragraph 19, Lessor, at its sole cost and expense up to the amount of any award received by Lessor, shall to the extent practical, promptly (subject to extension due to delay because of matters beyond the control of Lessor and Lessor’s receipt of condemnation awards) repair and restore the Premises. Any award paid as a consequences of such taking, sale or condemnation, shall be paid to Lessor, and any sums disbursed by Lessor in connection with the repair or restoration of the Premises shall be retained by Lessor. In such event, Base Rent shall be reduced by an amount equal to that portion of the Base Rent which the value of the interest so taken shall bear to the entire value of the Premises, as encumbered by this Lease, immediately prior to such taking.

D. The entire award or awards for any taking or condemnation which does not result in termination of the Lease shall be paid to Lessor.

20. Default by Lessee. Each of the following events shall be and constitute hereunder an “Event of Default” by Lessee and a breach of this Lease by the Lessee:

i.	If Lessee shall fail to pay any installment of Base Rent or Additional Rent as and when the same shall become due and payable and shall not make such payment within fourteen (14) days after written demand is made upon Lessee; and/or

ii.

If Lessee shall fail to perform any other agreements, terms, covenants or conditions required hereof on Lessee’s part to be performed and such non performance shall continue for a period of sixty (60) days after notice thereof by Lessor to Lessee or, if such performance cannot be reasonably completed within such sixty (60) day period, if Lessee shall not in good faith have commenced such performance within such sixty (60) day period and shall not thereafter diligently proceed therewith to completion.

21. Lessor’s Remedies.

A. If an Event of Default by Lessee shall occur, the Lessor shall have the following non exclusive rights:

i.	In the event of any breach of this Lease by Lessee, Lessor may, at its option and without notice or demand to Lessee and in addition to all other rights and remedies provided in this Lease at law or in equity, terminate this Lease or Lessee’s right of possession of the Premises, and recover all damages to which Lessor is entitled under law, specifically including, without limitation, all Rent for the balance of the Term.

ii.	Lessee shall pay upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Lessor in enforcing the observance and performance by Lessee of all covenants, conditions and provisions of this Lease to be observed and performed by Lessee, or resulting from Lessee’s default under this Lease. All references in this Lease to Lessor’s attorneys’ fees shall be deemed to include all legal assistants’ and paralegals’ fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with bankruptcy proceedings.

iii.	Lessor at its option may, but shall not be obligated to, make any payment required of Lessee herein or comply with any agreement, term, covenant or condition, required hereby to be performed by Lessee and the amount so paid, together with interest thereon at the Lease Interest Rate from the date of such payment by Lessor, shall be deemed to be additional rent hereunder payable by Lessee and collectible as such by Lessor with the next succeeding monthly installment of rent.

iv.	Lessor shall have the right to enter the Premises for the purpose of correcting or remedying any such default but neither any such expenditure nor any such performance by Lessor shall be deemed to waive or release Lessee’s default or the right of Lessor to take such action as may be otherwise permissible hereunder in the case of such default.

B. In the event of cancellation or termination of this Lease either by operation of law or by service of notice of cancellation or termination as herein provided, or upon the occurrence of an Event of Default by Lessee, Lessor may re enter and repossess the Premises, and Lessee shall nevertheless remain and continue to be liable to Lessor in a sum equal to all rent and additional rent reserved herein for the remainder of the Lease Term, provided, however, that Lessor shall have a duty to mitigate its damages for any such event of cancellation or termination.

C. If any rent so collected by Lessor after the aforementioned payments be insufficient to fully pay to Lessor a sum equal to all rent and additional rent herein reserved, the balance or deficiency shall be paid by Lessee on the rent days herein specified, that is, upon each of such rent days Lessee shall pay to the Lessor the amount of the deficiency then existing.

22. Default by Lessor. Each of the following shall constitute hereunder an “Event of Default” by Lessor and a breach of this Lease by the Lessor:

a.	Any failure of the Lessor to perform any material agreement, term, covenant or condition required of the Lessor to be performed and such non performance continues for a period of sixty (60) days after notice thereof by the Lessee to the Lessor or, if such performance cannot be reasonably completed within such sixty day period, if Lessor shall not in good faith have commenced such performance within such sixty day period and shall not thereafter diligently proceed therewith to completion; or

b.	Any negligent or willful act or omission of Lessor which prevents Lessee from using any material portion of the Premises for a period of forty eight or more hours. The term “material portion” shall mean such portion which, if Lessee does not have the right to use, adversely affects or may adversely affect the business of the Lessee.

23. Lessee’s Remedies.

A. In the event of an occurrence of an Event of Default by Lessor, the Lessee shall have the right to exercise the following exclusive rights and remedies in the event an Event of Default exists for a period of sixty (60) or more consecutive days: a. the right to recover costs for actual damages with respect to issues or disputes which arise under this Lease. However, under no circumstances will the Lessee be entitled to make a claim for or recovery of consequential damages against the Lessor. Judgment may be entered on any arbitration award and such award shall be final and binding on all parties; or b. the right to cancel and terminate this Lease.

B. In the event the Event of Default is that default listed at item b. in Paragraph 23 above, in addition to the foregoing rights, the Lessee shall have the following additional rights:

i.	Specific performance;

ii.	The right to take such action on or about the Premises to eliminate the condition which prevents Lessee from using such material portion of the Premises; and/or

iii.	Exercise such other rights or remedies as may be allowed herein or otherwise permitted by law.

The rights of Lessee as set forth in this Paragraph 23.B. may be exercised at any time after written or verbal notice has been given by Lessee to Lessor.

24. No Waiver. The failure of either party hereto to insist upon strict performance of any of the terms, covenants and conditions hereof shall not be deemed a waiver of any rights or remedies that either party may have and such omission shall not be deemed a waiver of any subsequent breach or default in any of such terms, covenants and conditions.

25. Asbestos and Hazardous Substances.

A. Lessee shall not dispose of, at the Premises, any substance containing asbestos or deemed a hazardous substance by federal, state or local laws, rules, regulations or orders respecting such material in violation of any applicable law. In the event of a violation of the terms of the immediately preceding sentence, Lessor, after notification to Lessee shall have the right to take any and all reasonable action necessary to cure the violation and all reasonable costs and expenses incurred by Lessor related to such cure shall be paid by Lessee to Lessor upon demand. In the event Lessee may receive any written notification from any governmental entity or agency alleging or claiming that the disposal of any hazardous substances by Lessee on the Premises constitutes an unlawful act, Lessee shall provide prompt written notification thereof to Lessor.

B. For purposes of this Lease, “hazardous substances” means any matter giving rise to liability under the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 52 U.S.C. Section 9601 et seq. or any other federal, state or local law, ordinance or regulation relating to hazardous substances, or any common law theory based on nuisance or strict liability. The terms “asbestos” and “hazardous substances” shall not include any of those materials or liquids which are a part of or used in general office equipment such as computers, typewriters, and photocopy or fax machines or in the business or operations of the Lessee.

C. If the disposal at the Premises of any hazardous substance: i. gives rise to liability (including, but not limited to, a response action, remedial action or removal action) under RCRA, CERCLA or any other federal, state or local law, ordinance or regulation relating to hazardous substances or any common law theory based on nuisance or strict liability; or, ii. causes a significant public health affect, Lessee shall promptly take any and all remedial and removal action necessary to mitigate exposure to liability arising from the hazardous substance, whether or not required by law.

D. Lessee shall indemnify Lessor and hold Lessor harmless from and against all loss, cost, damage and expense (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that Lessor may incur as a result of or in connection with the assertion against Lessor of any claim relating to the presence or removal of any hazardous substances installed or permitted to be installed in the Premises by Lessee, or any party acting by, through or under Lessee including, without limitations, Lessee’s agents, employees, invitees and agents, or compliance with any federal, state or local laws, rules, regulations or orders relating thereto or the breach by Lessee of any of its covenants contained in this Paragraph 25. In addition, Lessee acknowledges that in the event hazardous substances which are brought into the Premises by the Lessee are caused to be removed from the Premises by Lessee or by Lessor, Lessee shall assume all liability for such removed hazardous substances. Lessee’s obligations hereunder shall survive the termination of the Lease.

26. Subordination. This Lease is subject and subordinate to the lien of any mortgages or trust deeds now and hereafter in force against the Premises and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security thereof. The foregoing notwithstanding, this subordination shall not be effective until the mortgagee executes and delivers to the Lessee a written certificate in form and substance satisfactory to the Lessee providing that, as long as Lessee does not cause a default of the terms of this Lease as defined herein, this Lease and all of the rights and privileges of the Lessee shall not be terminated or otherwise amended or diminished. Lessee shall at Lessor’s request execute such further instruments or assurances as Lessor may deem necessary to evidence, confirm or effectuate such subordination of this Lease thereto or, if requested, to make Lessee’s interest in this Lease superior thereto. If any mortgage shall be foreclosed or property encumbered thereby is transferred in lieu of foreclosure, upon the request of the mortgagee or trustee, Lessee will attorn, as Lessee under this Lease, to the purchaser at any foreclosure sale under any mortgage by executing such instruments as may be required by the mortgagee, trustee or lessor.

27. Estoppel Certificate. Lessee agrees, that, from time to time upon not less than ten (10) days’ prior request by Lessor, Lessee, or Lessee’s duly authorized representative having knowledge of the following facts, will deliver to Lessor a statement in writing certifying (i) that this lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the lease as modified is in full force and effect); (ii) the dates to which rent and other charges have been paid; (iii) that the Lessor is not in default under any provision of this lease, or, if in default, the nature thereof in detail; and (iv) such further factual matters as may be requested by Lessor, it being intended that any such statement may be relied upon by any mortgagees or prospective mortgagees thereof, or any prospective assignee of any mortgagee thereof, or any prospective and/or subsequent purchaser or transferee of all or a part of Lessor’s interest in the Premises. Lessee shall execute and deliver whatever instruments may be required for such purposes, and in the event Lessee fails so to do within ten (10) days after demand in writing, Lessee shall be considered in default under this Lease.

28. Real Estate Broker. Lessee warrants that it has no dealings with any real estate broker or agent in connection with this lease other than CB Richard Ellis, and Lessee covenants to pay, hold harmless and indemnify Lessor from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Lease or the negotiation thereof arising out of any acts of Lessee.

Lessor shall pay the brokerage commission due CB Richard Ellis, if any, pursuant to any written agreement between Lessor and such parties.

29. Transfer of Lessor’s Interest. Lessee acknowledges that Lessor has the right, at any time hereafter, to transfer, convey or sell its interest in the Premises and in this Lease, and Lessee agrees that in the event of any such transfer by the Lessor and the assumption by the assignee, Lessor shall have no obligation to satisfy duties or obligations of Lessor as set forth in this Lease which are required to be performed and satisfied from and after the date of the sale, transfer and assumption. Such assignment and assumption, however, shall not relieve Lessor from any liability arising as a result of Lessor’s failure to satisfy any of its duties or obligations set forth herein which are required to be satisfied at or prior to the time of such sale and assumption.

30. Memorandum of Lease. At the request of either party, both parties shall execute a memorandum of lease in a form reasonably acceptable to both parties. Either party shall have the right to record the memorandum of lease executed in accordance with the paragraph. At the time of any termination of the Lease, by expiration of the Lease Term or otherwise, the parties agree to execute and record a release of said memorandum of lease.

31. Limitation on Lessor’s Liability. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, covenants, undertakings and agreements herein made on the part of the Lessor, while in form purporting to be representations, covenants, undertakings and agreements of the Lessor are, nevertheless, each and every one of them, made and intended not as personal representations, covenants, undertakings and agreements by the Lessor or for the purpose or with the intention of binding said Lessor personally, but are made and intended for the purpose of binding only Lessor’s interest in the Premises to the terms of this Lease and for no other purpose whatsoever, and in the event of a default by Lessor, Lessee shall look solely to the interest of Lessor in the Premises. No duty shall rest upon Lessor to sequester the Premises or the rents, issues and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof. Except in the case of the negligence or willful misconduct of the Lessor, no personal liability or personal responsibility is assumed by nor shall at any time be asserted or enforceable against Lessor on account of this Lease or on account of any representation, covenant, undertaking or agreement of the Lessor in this Lease contained, either expressed or implied, all such personal liability, if any, being expressly waived and released by the Lessee herein and to all persons claiming by, through, or under said Lessee. The foregoing limitation on Lessor’s liability shall inure to and for the benefit of Lessor and its successors and assigns.

32. Notices. Any notice, demand, request or other communication shall be effective only if: i. delivered by hand to the party to whose attention it is directed at the addresses set forth above; ii. sent by Federal Express or similar service for next business day delivery; iii. by mailing the same by certified United States mail postage prepaid, return receipt requested; or iv. By facsimile, provided a hard copy is delivered via overnight courier, to the addresses listed below, or at such other address as the parties may from time to time designate by notice. Every notice, demand, request or other communication hereunder shall be deemed to have been given on the date delivered.

If intended for Lessor:	CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
Attention: Sean P. Maher
Facsimile No.: 630-586-8010

With a copy to:	Richmond Breslin LLP
233 South Wacker Drive, Suite 5775
Chicago, Illinois 60606
Attention: Mark S. Richmond, Esq.
Facsimile No.: 312-258-3909

If intended for Lessee:	Central Can Company
Attention: Office of President
3200 South Kilboum Avenue
Chicago, Illinois 60623
Facsimile: 773-254-8141

With a copy to:	Chuhak & Tecson, P. C.
Attention: Andrew P. Tecson
30 South Wacker Drive
Suite 2600
Chicago, Illinois 60606-7413 Facsimile: 312-444-9027

Alternatively, a notice, demand, request or other communication may be given by facsimile transmission subject to the following conditions:

i.	The facsimile numbers to be utilized shall be those numbers as listed above or such other numbers as are provided by any such parties;

ii.	Any facsimile which is initiated after 5:00 p.m. Chicago time on any given day shall be deemed delivered on the following business day;

iii.	The sender or transmitter of the communication shall also make a duplicate notification in accordance with the terms of the first sentence of this Paragraph 33;

iv.	Any facsimile transmission made on a day other than a business day shall be deemed given on the first business day following the date the facsimile transmission is made; and

v.	Any facsimile transmission made on a business day and prior to 4:00 p.m. Chicago time shall be deemed given on the date of transmission.

33. Force Majeure. Whenever Lessor or Lessee shall be required by the terms of this Lease or by law to perform any contract, act, work, labor or services, or to discharge any lien against the Premises, or to perform and comply with any laws, rules, orders, ordinances, regulations or zoning regulations, said party shall not be deemed to be in default herein and the other party shall not enforce or exercise any of its rights under this Lease, if and so long as non performance or default herein shall be directly caused by strikes, unavailability of materials, war or national defense preemptions, governmental restrictions, acts of God or other similar causes beyond the reasonable control of said party.

34. Fixtures and Equipment. The Buildings and all other improvements located on the Land, including, but not limited to, all structural components of the Buildings and all plumbing, heating ,lighting, electrical and air conditioning fixtures and equipment, and other articles of personal property used in the operation of the Premises, whether or not attached or affixed to the Premises, together will all Alterations and Lessee’s Property (as said term is hereinafter defined) which by the terms of this Lease become the property of Lessor (collectively, the “Building Fixtures”), shall be and remain a part of the Premises and shall constitute the property of Lessor. Notwithstanding the foregoing, all of Lessee’s trade fixtures and other personal property, fixtures, apparatus, machinery and equipment set forth on Exhibit D attached hereto, other than Building Fixtures, shall be and remain the personal property of Lessee, and the same are herein referred to as the “Lessee’s Property”. Except for the conveyor system, Lessee shall remove all of Lessee’s Property by the termination of this Lease and shall restore the Premises to the condition that existed prior to the Commencement Date.

35. Walkway. The parties hereto acknowledge and agree that there is a walkway (“Walkway”) connecting the Premises A building to the Premises C building. The easement for the Walkway is created by Grant from Illinois Central Gulf Railroad Company and the Chicago & Illinois Western Railroad dated December 11, 1979 and recorded with the Recorder’s Office as Document 25465574 (“Walkway Easement”). With respect to the Walkway, Lessee acknowledges and agrees as follows: (i) the Walkway shall be deemed part of the Premises, for all purposes, including, but not limited to, Lessee’s maintenance obligations under Paragraph 7 herein and Lessee’s indemnification of Lessor and any Indemnified Party under Paragraph 4 herein and Lessee shall be fully responsible, at its sole cost and expense, for any repair, maintenance or replacement of the Walkway; (ii) notwithstanding anything in Paragraph 18 and Paragraph 19 to the contrary, Lessor shall have no obligation to restore the Walkway in the event of a casualty or condemnation; (iii) in the event that the Walkway is no longer operational or Lessee is not provided access to the Walkway due to any reason, including without limitation, the City of Chicago denying the right to use the Walkway, such event shall have no effect on

Lessee’s obligations under this Lease including, but not limited to, its obligation to pay Rent hereunder; (iv) upon Lessee’s abandonment of the Walkway or in the event that Lessee, for any reason whatsoever, does not occupy or is not the Lessee of both Premises A building and Premises C building, Lessee shall, at Lessor’s option, remove the Walkway, and restore the Premises as reasonably required by Landlord; (v) Lessee shall be bound by all of the terms and conditions of the Walkway Easement, and shall perform .all of the obligations of “Grantee” imposed thereunder and (vi) in the event the Walkway needs to be removed for any reason prior to the end of the term of this Lease, the Lessee shall, at its sole cost and expense, remove the Walkway and restore the Premises as reasonably required by Landlord. Lessor shall in no way be liable or responsible for any loss, damage or expense that Lessee may sustain or incur by reason of Lessee’s inability to utilize the Walkway, and Lessee’s inability to utilize the Walkway shall not relieve Lessee from any of its obligations under this Lease.

36. Third Party Documents. Lessee agrees to be bound by and comply with the terms and conditions of all easements, restrictions and covenants affecting the Premises which exist as of the date hereof. (Said easements, restrictions and covenants as identified in the immediately preceding sentence shall be referred to herein as “Pre-Existing Documents”). The term Pre-Existing Documents shall not, however, encompass any easement, restriction, covenant or other document which is executed solely by Lessor or Lessor and a third party which has not been consented to by Lessee, and to which Lessee’s consent shall not be unreasonably witheld. In addition to Lessee’s obligation to perform the obligations that would otherwise be the obligations of Lessor as the owner of the Premises set forth in any documents recorded with the Recorder’s Office, or that Lessor has knowledge of whether recorded or not, as set forth in Paragraph 7 hereof, Lessee specifically acknowledges its obligations and agrees as follows:

A. Sewer Easement. The truck dock that is a part of the Premises C building is partially located over a sewer easement in favor of the City of Chicago created by Agreement dated July 18, 1938 by and between the Peoples Gas Light and Coke Company and the City of Chicago and recorded with the Recorder’s Office as Document 12194180. Lessee hereby agrees that it shall bear all costs that may be incurred and perform all obligations in the event that the City of Chicago requires access to the portion of the Premises located in, over or upon said sewer easement area, and restore the Premises as reasonably required by Landlord and shall indemnify and hold Lessor harmless from all loss, costs and damages associated with its obligations pursuant to this Paragraph 36A. Lessee agrees that the disruption of use or removal of said truck dock or any other portion of the Premises as a result thereof shall not relieve Lessee from any of its obligations under this Lease, including without limitation, its obligation to pay Rent.

B. Possible Easement. Notwithstanding any provision to the contrary contained herein, in the event that the right to an easement (“Water and Sewer Line Easement”) as provided in that certain Agreement Regarding Possible Easement dated July 26, 1996 by and between Central Can Company and Ted’s Truck Body and Trailer Service, Inc. and recorded with the Recorder’s Office as Document 96579305 is properly exercised, Lessor and Lessee agree that (i) Lessor shall provide Lessee with a courtesy copy of the final document creating the Water and Sewer Line Easement prior to its execution by Lessor, (ii) Lessee is deemed, as of the date hereof, to consent to any Water and Sewer Line Easement document approved by Lessor without any further action required on the part of any party, (iii) Lessee shall execute any documents in connection therewith as reasonably required by Lessor and (iv) Lessee agrees that the existence and use of the Water and Sewer Line Easement shall not relieve Lessee from any of its obligations under this Lease, including without limitation, its obligation to pay Rent.

C. Private Roadway Maintenance. Lessee shall timely perform all obligations and pay all costs imposed upon Lessor as the owner of the Premises with respect to the private roadways serving the Premises and agrees to be bound by all such roadway agreements affecting the Premises, including, without limitation, (i) Easement Agreement dated January 26, 1967 by and between The Peoples Gas Light and Coke Company, First American Realty Co. and Transamerican Propertiess, Inc. and recorded with the Recorder’s Office as Document 20053109 and (ii) Easement Agreement dated January 26, 1967 by and between First American Realty Co. and Transamerican Properties and recorded with the Recorder’s Office as Document 20053110.

D. Rail Line Use Agreements. Lessee shall timely perform all obligations and pay all costs imposed upon Lessor as the owner of the Premises or upon the user of any railroad tracks with respect to the railroad tracks located on and/or servicing the Premises and agrees to be bound by all such rail line use agreements affecting the Premises, including, without limitation, (i) Industry Track Agreement No. ICR-4738 dated October 27, 2005 by and between Illinois Central Railroad and Central Can Company, Inc.; (ii) Agreement dated October 30, 1958 by and between the Illinois Central Railroad Company and Central Can Company and (iii) Agreement dated June 13, 1978 by and between Illinois Central Gulf Railroad Company and the Chicago & Illinois Western Railroad and Central Can Company. Lessee agrees that the disruption or termination of use or removal of any of said rail line tracks shall not relieve Lessee from any of its other obligations under this Lease, including without limitation, its obligation to pay Rent.

E. Expenses. All costs and expenses which Lessee is obligated to pay pursuant to this Paragraph 36 are deemed Expenses, pursuant to Paragraph 4A above, and Lessee shall be responsible to Indemnified Party for all Indmenified Claims relating thereto. Notwithstanding any provision contained in this Paragraph 36 to the contrary, Lessee shall not be obligated to satisfy any duty or obligation pursuant to the terms of any agreement or document executed solely by Lessor or executed by Lessor and a third party which has not been consented to by Lessee and Lessee agrees to not unreasonably withhold its consent to any such documents.

F. Third Party Beneficiary. Under no circumstance is any term or provision of this Lease intended to create any rights or benefits to and in favor of any third party. The terms and provisions of this Lease are exclusively for the benefit of the parties hereto and their respective successors and assigns. Provided however, nothing contained in the foregoing sentence shall be deemed to relieve the Lessee of any of its liability under the terms and provisions of this Lease.

37. Entire Agreement. As to the rights, duties and obligations of the parties pertaining to the Premises, this Lease contains the entire agreement between the parties and cannot be changed or terminated orally, but only by an instrument in writing executed by the parties.

38. Successors and Assigns. The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors, and assigns.

39. Partial Invalidity. If any term or provision of this Lease or the application thereof to any entity, person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40. Headings. Headings or captions contained in this Lease are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Lease or any provision hereof.

41. Business Day. Whenever, under the terms and provisions of this Lease, the time for performance of a condition is required to be performed upon a Saturday, Sunday, or holiday such time for performance shall be extended to the next business day.

42. Condition of Premises.

A. The parties hereby acknowledge that Lessee is in possession of the Premises on the date hereof. Lessor hereby states, represents and acknowledges that no condition, use or act of the Lessee occurring on or about the Premises constitutes a default by Lessee hereunder or with the passage of time may constitute a default hereunder.

B. The Lessee hereby agrees to and shall protect, defend and hold harmless the Lessor, its shareholders, directors and officers from and against any liability or expense which may be asserted against the Lessor as a result of: (i) any act or omission of the Lessee or any of the Lessee’s agents, employees, invitees or contractors which are committed in, on or about the Premises regardless of whether the acts or omission occurs at any time prior to the date of this Lease or thereafter; (ii) any mechanic’s lien claims filed or recorded against the Land as a result of the acts or omissions of the Lessee; or, iii. any liability or claims asserted against the Lessor as a result of any contract entered into by and between the Lessee and any third party. The terms of this Paragraph 42.B. shall survive any termination of this Lease.

C. Except for the representations of Lessor expressly set forth in this Lease, Lessee has not relied on any other representation of Lessor or any of Lessor’s employees, agents, contractors or representatives. Lessee acknowledges that it has conducted an investigation of the physical condition of the Premises, including but not limited to structural integrity, the expenses of operating the Premises, the extent to which the Building complies with governmental laws, ordinances, rules and regulations, the present and proposed land use regulations that affect or may affect the Premises and the fitness of the Premises for its present and/or intended use.

D. The Lessee hereby acknowledges that the Lessor has made no express or implied warranty or representation whatsoever relative to the environmental condition of the Premises.

E. At the termination of this Lease by lapse of time or otherwise, Lessee shall surrender possession of the Premises to Lessor and deliver all keys to the Premises to Lessor and shall return the Premises to Lessor. All installations, additions, partitions, hardware, fixtures, non-trade fixtures and improvements, temporary or permanent belonging or installed by Lessee may be removed by Lessee, all without compensation, allowance or credit to Lessor. Any fixtures, equipment, installation or items of personal property located on the Premises after the Expiration Date shall become the sole property of Lessor.

43. Holding Over. In the event the Lessee remains in possession of the Premises after the termination of this Lease, then the Lessee shall pay to the Lessor for each day Lessee retains possession of the Premises or part thereof after termination of this Lease, by lapse of time or otherwise, an amount equal to 125% of the amount of rent per day (computed on a year of 360 days) based on the annual rental due or payable for the period in which such termination occurs. The Lessee shall also pay to Lessor all liabilities or damages incurred by Lessor by reason of such retention. The remedies provided to Lessor in this Paragraph are in addition to Lessor’s right of reentry and all other rights and remedies granted by this Lease or by law.

44. Attorneys’ Fees. If either party hereto files a lawsuit for purposes of enforcing its rights or remedies as set forth in this Lease because of a default by the other party which is not cured within any applicable grace period, then the party prevailing in such lawsuit shall be entitled to recover court costs and reasonable attorney’s fees from the other party.

45. Lessee’s Indemnification - Hazardous Materials. Lessee hereby agrees to and shall indemnify, defend and hold Lessor harmless from and against any and all claims (including third party claims), demands, liabilities, damages, expense, clean up costs and attorneys fees, of whatever time or nature arising from or in any way connected with any hazardous materials which may be brought onto the Premises by Lessee or any agent, employee, contractor, agent or representative of Lessee after the date hereof.

46. Recitals and Exhibits. The recitals and exhibits set forth in the introductory section of this Lease and attached to this Lease are an integral part hereof and are hereby incorporated by reference into this Lease.

47. Consent. Whenever the terms of this Lease require that the Lessee obtain the consent of Lessor, such consent shall not be unreasonably withheld, delayed or conditioned.

48. Security Deposit.

A. Lessee shall, concurrently with the execution of this Lease, deliver to Lessor two irrevocable, unconditional Letters of Credit (individually, “Letter of Credit” and collectively, “Letters of Credit”) running in favor of Lessor and issued by a bank satisfactory to Lessor (i) one in the amount of $487,000.00 which amount is equal to four (4) months’ gross rent (Base Rent and Additional Rent) for the first year of the Lease Term (“Lease Term Letter of Credit”) and (ii) one in the amount of $300,000.00 (“Three Year Letter of Credit”) as security for the full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease. The Lease Term Letter of Credit and the Three Year Letter of Credit shall be renewed no less than thirty (30) days prior to the expiration date, and the amount of (i) the Lease Term Letter of Credit shall be increased to an amount equal to four (4) months’ gross rent for the upcoming year of the Lease Term and (ii) the Three Year Letter of Credit shall be reduced by $100,000.00 at the end of the first year of the Lease and then reduced by another $100,000.00 at the end of the second year of the Lease and then shall not be required to be provided to Lessor at the end of the third year of the Lease. Notwithstanding the foregoing, the reduction in the amount of the Three Year Letter of Credit and the elimination of the Three Year Letter of Credit as set forth in the foregoing sentence is contingent upon an Event of Default not having occurred at any time during the first three years of the Lease. If an Event of Default occurs at any time during the term of the Lease, Lessor may draw on either or both the Lease Term Letter of Credit or the Three Year Letter of Credit (unless it has been properly eliminated as provided for herein) and use, apply or retain the whole or any part of the proceeds thereof for the payment of any sum then due hereunder or which Lessor may expend or be required to expend by reason of Lessee’s breach including, without limitation, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency shall have accrued before or after re entry by Lessor. If Lessee shall fully and faithfully comply with all the terms, provisions, covenants and conditions of this Lease, the Lease Term Letter of Credit or the Three Year Letter of Credit (unless it has been properly eliminated as provided for herein), less any draws made thereon, shall be returned to Lessee after all of the following have occurred: (a) the time fixed as the expiration of the Lease Term; (b) the removal of Lessee from the Premises; (c) the surrender of the Premises by Lessee to Lessor in accordance with this Lease; and (d) final determination of all amounts payable by Lessee hereunder and payment of same. In the absence of evidence satisfactory to Lessor of an assignment of the right to receive the Lease Term Letter of Credit or the Three Year Letter of Credit (unless it has been properly eliminated as provided for herein), or the remaining balance thereof, Lessor may return the Lease Term Letter of Credit or the Three Year Letter of Credit (unless it has been properly eliminated as provided for herein) to Lessee, regardless of one or more assignments of this Lease.

B. The Lease Term Letter of Credit and the Three Year Letter of Credit shall be in the form attached hereto as Exhibit C

C. In the event the issuing bank elects not to renew the Lease Term Letter of Credit or the Three Year Letter of Credit, or if Lessor draws on the Lease Term Letter of Credit or the Three Year Letter of Credit, Lessee shall provide Lessor with a substitute Letter of Credit in the amount of the Security Deposit and which meets all of the criteria contained herein.

The form and terms of the Letters of Credit shall be acceptable to Lessor in all respects and shall provide, among other things, in effect that:

a.	Lessor, its beneficiary, or its then managing agent shall have the right to draw down an amount up to the face amount of the Letters of Credit upon the presentation to the issuing bank of a sight draft only.

b.	The Letters of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Lessee disputes the content of such statement.

c.	In the event of a transfer of Lessor’s interest in the Premises, Lessor shall have the right to transfer the Letters of Credit to the transferee and thereupon the Lessor shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letters of Credit to a new Lessor.

If, as a result of any draw on either of the Letters of Credit, the amount of the Security Deposit shall be reduced, Lessee shall, within ten (10) days thereafter, provide Lessor with additional letter(s) of credit in the form required hereunder in an amount equal to the deficiency so that the letter(s) of credit shall be in the aggregate amount of the Security Deposit.

Without limiting the generality of the foregoing, if either of the Letters of Credit expire earlier than sixty (60) days after the expiration of the Term of this Lease, or the issuing bank notifies Lessor that it shall not renew the Letter of Credit, Lessor will accept a renewal thereof or substitute Letter of Credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days prior to the expiration of the original Letter of Credit), irrevocable and automatically renewable as above provided to sixty (60) days after the end of the Term of this Lease upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Lessor. However, (i) if the Letters of Credit are not timely renewed or a substitute Letter of Credit is not timely received, (ii) or if Lessee fails to maintain the Letters of Credit in the amount and terms set forth in this Paragraph 48, Lessee, at least thirty (30) days prior to the expiration of the Letters of Credit, or immediately upon its failure to comply with each and every term of this Paragraph 48 must deposit with Lessor cash or a substitute Letter of Credit from a bank as financial institution acceptable to Lessor in the amount of the Security Deposit required by this Lease. The cash or Letter of Credit shall to be held subject to and in accordance with, all of the terms and conditions set forth in Paragraph 48.a. or this Paragraph 48.b. In the event Lessee does not deposit with the substitute Letter of Credit, the Lessor may present such Letter of Credit to the issuing bank, in accordance with the terms of this Paragraph 48 and the entire sum secured thereby shall be paid to Lessor, to be held by Lessor as the Security Deposit.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LESSOR:

CENTERPOINT PROPERTIES TRUST, a Maryland trust

By:	/s/ Sean P. Maher

Name:	Sean P. Maher

Its:	Chief Operating Officer

By:	/s/ Brian M. Sheehan

Name:	Brian M. Sheehan

Its:	Vice President, Corporate Controller

LESSEE:

CENTRAL CAN COMPANY, INC., formerly known as Central Can Company Acquisition, Corp., a Delaware corporation

By:	/s/ Terry L. Kline
Terry L. Kline
Its: President and Chief Executive Officer

FIRST AMENDMENT TO BUILDING AND GROUND LEASE

THIS FIRST AMENDMENT TO BUILDING AND GROUND LEASE (hereinafter referred to as this “Amendment”) is entered into by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter referred to as “Lessor”), and CENTRAL CAN COMPANY, INC., a Delaware corporation (hereinafter referred to as “Lessee”), and shall be effective as of August 20, 2009.

W I T N E S S E T H:

WHEREAS, Lessor and Lessee entered into that certain Building and Ground Lease, dated September 6, 2007 (hereinafter referred to as the “Lease”), pursuant to which Lessee leased certain premises commonly known as 3200 South Kilburn Avenue, Chicago, Illinois and 4400 West 35th Place, Chicago, Illinois, which premises are more particularly described in the Lease (hereinafter referred to as the “Premises”);

WHEREAS, Lessor and Lessee desire to amend the Lease, as are more particularly set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree to amend the Lease as follows:

1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease.

2. Financial Statements. The Lease is hereby amended by adding the following sentence at the end of Paragraph 9 of the Lease:

“Notwithstanding the foregoing, if no separate financial statements are available for Lessee, then financial statements for BWAY Corporation, Lessee’s sole shareholder, which otherwise satisfy the requirements of this Paragraph 9 will be acceptable.”

3. Rights Reserved to Lessor. The Lease is hereby amended by deleting Paragraph 11 of the Lease in its entirety and replacing it with the following:

“11. Rights Reserved to Lessor. Lessor shall have the following rights:

a. To enter upon the Premises to make inspections, repairs, alterations or additions in or to the Premises, without prior notice to Lessee, in the event of an emergency;

b. To enter upon the Premises at all reasonable times during usual business hours upon forty-eight (48) hours prior written notice to Lessee to perform inspections and tests of the Premises and to perform such other analyses, inquiries and investigations as Lessor shall deem commercially necessary or appropriate; provided, however, that in no event shall such inspections or tests disrupt or disturb the on-going operation of the Premises or the conduct of Lessee’s business thereon;

c. In the event Lessee shall fail to perform any of its obligations hereunder, Lessor may (but shall not obligated to do), after providing Lessee with written notice and an opportunity to cure as required in the Lease, and without waiving or releasing Lessee from any obligation of Lessee hereunder, make any payment or perform any other act which Lessee is obligated to make or perform under this Lease. All sums so paid and all liabilities so incurred by Lessor, together with interest thereon at the Lease Interest Rate, shall be payable to Lessor upon demand as Additional Rent; and

d. To enter upon the Premises at all reasonable times during usual business hours upon forty-eight (48) hours prior written notice to Lessee, to exhibit the Premises for the purpose of sale or mortgage and, during the last year of the Lease Term, to prospective lessees; provided, however, that in no event shall such exhibitions disrupt or disturb the on-going operation of the Premises or the conduct of Lessee’s business thereon.

Under no circumstance shall any of the rights of the Lessor as set forth in this Paragraph 11 be interpreted to impose any obligation upon Lessor to exercise any of the rights set forth in this Paragraph 11.”

4. Destruction by Fire or Other Casualty. The Lease is hereby amended by deleting Paragraph 18.B of the Lease in its entirety and replacing it with the following:

“B. Application of Proceeds and Awards. If the any of the Improvements are damaged or destroyed by fire or other casualty, Lessor shall repair or restore the Improvements and the net insurance proceeds (the “Net Proceeds”) (after deducting only Lessor’s reasonable costs and expenses, if any and including reasonable attorney fees, in collecting the same) shall be applied to the restoration or repair of the Improvements provided (a) that no Event of Default then exists hereunder, (b) the loss does not occur in the 12-month period preceding the expiration of the Lease Term and Lessor’s independent consultant certifies that the restoration of the Improvements can be completed at least 90 days prior to the expiration of the Lease Term, and (c) Lessee deposits with Lessor an amount, in cash, which Lessor, in its reasonable discretion, determines is necessary, in addition to the Net Proceeds, to pay in full the cost of the restoration or repair. Notwithstanding the foregoing, it shall be a condition precedent to any disbursement of insurance proceeds held by Lessor hereunder that Lessor shall have approved (X) all plans and specifications for any proposed repair or restoration, (Y) the

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construction schedule and (Z) the architect’s and general contractor’s contract for all restoration that exceeds $50,000.00 in the aggregate. Lessor may establish other reasonable, customary and standard conditions that may be necessary to assure that the work is fully completed in a good and workmanlike manner free of all liens or claims by reason thereof. Lessee’s deposits made pursuant to this subparagraph shall be used before the Net Proceeds for that restoration or repair. If the Net Proceeds are made available for restoration or repair, that work shall be completed by Lessee in an expeditious and diligent fashion, and in compliance with all applicable laws, rules and regulations.”

5. Notices. The Lease is hereby amended by deleting Lessee’s notice address in Paragraph 32 of the Lease in its entirety and replacing it with the following:

“If intended for Lessee:	BWAY Corporation
8607 Roberts Drive, Suite 250
Atlanta, Georgia 30350
Attn: Chief Financial Officer
Facsimile: 770-587-0186

With a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
Attn: Marc R. Bulson
Facsimile: 404-365-9532”

6. Security Deposit. The Lease is hereby amended by deleting Paragraph 48 of the Lease in its entirety.

7. No Further Amendments; Ratification. Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are ratified and confirmed by Lessor and Lessee. In the event of any conflict between the terms and conditions of this Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

[Signatures commence on the following page]

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above set forth.

LESSOR:

CENTERPOINT PROPERTIES TRUST, a Maryland trust

By:	/s/ Sean P. Maher
Name:	Sean P. Maher
Title:	Chief Operating Officer

/s/ Michael Tortorici
Michael Tortorici
Vice President, Treasurer

[Signatures continue on the following page]

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LESSEE:

CENTRAL CAN COMPANY, INC., a Delaware corporation

By:
Name:
Title:

35

SECOND AMENDMENT TO BUILDING AND GROUND LEASE

THIS SECOND AMENDMENT TO BUILDING AND GROUND LEASE (hereinafter referred to as this “Amendment”) is entered into by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter referred to as “Lessor”), and BWAY CORPORATION, a Delaware corporation (hereinafter referred to as “Lessee”), and shall be effective as of August 31, 2009.

W I T N E S S E T H:

WHEREAS, Lessor and Central Can Company (“Original Lessee”) entered into that certain Building and Ground Lease, dated September 6, 2007 and First Amendment to Building and Ground Lease dated as of August 20, 2009 (hereinafter collectively referred to as the “Lease”), pursuant to which Original Lessee leased certain premises commonly known as 3200 South Kilburn Avenue, Chicago, Illinois and 4400 West 35th Place, Chicago, Illinois, which premises are more particularly described in the Lease (hereinafter referred to as the “Premises”);

WHEREAS, Original Lessee’s rights, obligations, liabilities and duties under the Lease were assigned to, and assumed by, Lessee pursuant to that certain Assignment and Assumption of Lease dated as of August 20, 2009 by and between Original Lessee and Lessee, which assignment and assumption was consented to by Lessor;

WHEREAS, Lessor and Lessee desire to amend the Lease, as are more particularly set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree to amend the Lease as follows:

1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease.

2. Base Rent. The Lease is hereby amended by revising the Base Rent schedules for Premises A, Premises B, and Premises C set forth in Paragraph 3.A of the Lease in their entirety as follows:

For Premises A:

DATES	PAYMENTS

	Annual	Monthly

9/1/2009 – 9/30/2009	$663,756.00	$55,313.00
10/1/2009 – 9/30/2010	$677,031.00	$56,419.25
10/1/2010 – 9/30/2011	$690,571.00	$57,547.58
10/1/2011 – 9/30/2012	$704,383.00	$58,698.58

For Premises A:

DATES	PAYMENTS

	Annual	Monthly

10/1/2012 – 9/30/2013	$718,470.00	$59,872.50
10/1/2013 –9/30/2014	$732,840.00	$61,070.00
10/1/2014 – 9/30/2015	$747,497.00	$62,291.42
10/1/2015 – 9/30/2016	$762,447.00	$63,537.25
10/1/2016 – 9/30/2017	$777,696.00	$64,808.00
10/1/2017 – 9/30/2018	$793,249.00	$66,104.08
10/1/2018 – 9/30/2019	$809,114.00	$67,426.17
10/1/2019 – 9/30/2020	$825,297.00	$68,774.75
10/1/2020 – 9/30/2021	$841,803.00	$70,150.25
10/1/2021 – 9/30/2022	$858,639.00	$71,553.25

For Premises B:

DATES	PAYMENTS

	Annual	Monthly

9/1/2009 – 9/30/2009	$24,296.00	$2,024.67
10/1/2009 – 9/30/2010	$24,782.00	$2,065.17
10/1/2010 – 9/30/2011	$25,278.00	$2,106.50
10/1/2011 – 9/30/2012	$25,783.00	$2,148.58
10/1/2012 – 9/30/2013	$26,299.00	$2,191.58
10/1/2013 – 9/30/2014	$26,825.00	$2,235.42
10/1/2014 – 9/30/2015	$27,361.00	$2,280.08
10/1/2015 – 9/30/2016	$27,908.00	$2,325.67
10/1/2016 – 9/30/2017	$28,467.00	$2,372.25
10/1/2017 – 9/30/2018	$29,036.00	$2,419.67
10/1/2018 – 9/30/2019	$29,617.00	$2,468.08
10/1/2019 – 9/30/2020	$30,209.00	$2,517.42
10/1/2020 – 9/30/2021	$30,813.00	$2,567.75
10/1/2021 – 9/30/2022	$31,429.00	$2,619.08

For Premises C:

DATES	PAYMENTS

	Annual	Monthly

9/1/2009 – 9/30/2009	$299,634.00	$24,969.50
10/1/2009 – 9/30/2010	$305,627.00	$25,468.92
10/1/2010 – 9/30/2011	$311,739.00	$25,978.25

2

For Premises C:

DATES	PAYMENTS

	Annual	Monthly

10/1/2011 – 9/30/2012	$317,974.00	$26,497.83
10/1/2012 – 9/30/2013	$324,334.00	$27,027.83
10/1/2013 – 9/30/2014	$330,820.00	$27,568.33
10/1/2014 – 9/30/2015	$337,437.00	$28,119.75
10/1/2015 – 9/30/2016	$344,185.00	$28,682.08
10/1/2016 – 9/30/2017	$351,069.00	$29,255.75
10/1/2017 – 9/30/2018	$358,091.00	$29,840.92
10/1/2018 – 9/30/2019	$365,252.00	$30,437.67
10/1/2019 – 9/30/2020	$372,557.00	$31,046.42
10/1/2020 – 9/30/2021	$380,009.00	$31,667.42
10/1/2021 – 9/30/2022	$387,609.00	$32,300.75

3. No Further Amendments: Ratification. Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are ratified and confirmed by Lessor and Lessee. In the event of any conflict between the terms and conditions of this Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Amendment shall control. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree that the use of facsimile or pdf signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.

[Signatures commence on the following page]

3

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above set forth.

LESSOR:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ Sean Maher

Name:	Sean Maher

Title:	Coo

By:	/s/ Michael Tortorici

Name:	Michael Tortorici

Title:	Vice President, Treasurer

[Signatures continue on the following page]

4

LESSEE:

BWAY CORPORATION, a Delaware corporation

By:	/s/ Michael B.Clauer

Name:	Michael B.Clauer

Title:	EVP-CFO

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